EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genaera Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-52882, 33-71984, 333-10889, 333-62073, 333-69824 and 333-121163) and registration statements on Form S-3 (Nos. 333-106678, 333-73798 and 333-121577) of Genaera Corporation of our reports dated March 14, 2007, with respect to the balance sheets of Genaera Corporation as of December 31, 2006 and 2005, and the related statements of operations, changes in stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Genaera Corporation.

Our report dated March 14, 2007 on the financial statements refers to the adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 14, 2007